EXHIBIT 10.1

PROFESSIONAL CONSULTING AGREEMENT

This Professional Consulting Agreement ("Agreement") is made effective as of July 24, 2015 ("Effective Date"), by and between Power Clouds, Inc., a Nevada corporation ("Company") and VestCo Corp., a Delaware corporation (“VestCo”), for the term set forth in Section 3 below. The Company and VestCo (collectively “Parties”) agree to the following terms and conditions:

1. ENGAGEMENT. Company hereby retains VestCo to perform executive management services, and VestCo hereby accepts such retention and agrees to do and perform executive management services upon the terms and conditions set forth herein. Vincent Browne will be the designated individual for the term of this agreement.

2. DUTIES OF THE EXECUTIVE.

2.1 Consulting Services. VestCo shall designate Vincent Browne as the individual of VestCo to have the title, duties and responsibilities of the Chief Financial Officer (“Executive”) assigned and appointed by the Company's Board of Directors ("Board of Directors") both upon the initial term of this Agreement and as may be reasonably assigned from time to time. VestCo shall perform faithfully and diligently all duties as set forth in Exhibit A and incorporated herein by this reference. Executive shall have the necessary authority to make any representation for or contract on behalf of the Company. Upon full execution of this Agreement, the Company’s Board of Directors shall designate Executive as a Member of the Board, shall recommend Executive as a director, and the Board shall otherwise use its best efforts to have Executive elected as a director and to have him remain as a Member of the Board during the Term of this Agreement.

2.2 Best Efforts/Full-time. VestCo will expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company or its Board of Directors, as well as all applicable federal, state and local laws, regulations or ordinances, VestCo will act in the best interest of Company at all times and devote the majority of time to Company activities. The Company acknowledges and agrees that VestCo may spend some time, if necessary, during the term of this Agreement on projects outside the scope of his duties herein, so long as such activities do not negatively impact the Company.

2.3 Work Location. The services described in Section 2 shall be rendered by Executive at such locations as the parties may reasonably agree upon from time to time.

3. TERM.

3.1 Initial Term. The term of this Agreement shall be for an initial term commencing on the Effective Date set forth above and continuing for a period of twelve months following such date ("Initial Term"), unless sooner terminated in accordance with section 6 below.

3.2 Renewal. On completion of the Initial Term specified in subsection 3.1 above, this Agreement will automatically renew for subsequent one year terms unless either party provides written notice of intent not to renew at least ninety (30) days' prior to the expiration of the existing term. In the event either party gives notice of nonrenewal pursuant to this subsection 3.2, this Agreement will expire at the end of the current term.

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4. COMPENSATION.

4.1 Base Fee. As compensation for VestCo's performance of its duties hereunder, Company shall pay to VestCo a monthly fee of Twelve Thousand Dollars ($12,000.00) payable quarterly in advance pursuant to invoices submitted by VestCo. The first payment to be made on signing this agreement. The parties agree that the monthly fee shall be increased to Fifteen Thousand Dollars ($15,000) per month once third party financing / investment into the Company reaches a cumulative total of Sixty Million Dollars ($60,000,000). The parties agree that the monthly fee shall be increased to Twenty Thousand Dollars ($20,000) once the Company achieves a listing on the NASDAQ Capital Markets. In the event this Agreement is terminated by either party, for any reason, VestCo will be compensated in accordance with the terms and conditions set forth in Section 6 below.

4.2 Additional Compensation. VestCo will be entitled to receive a cash bonus, equal to Two Percent (2%) of Adjusted Annual Earnings for the Company. Adjusted Annual Earnings will be calculated as EBITDA for the Company less interest charges, as reported in the Form-10k filed with the U.S. Securities and Exchange Commission (SEC) for the respective period. For the purpose of this clause, Additional Compensation will apply for the calendar year ending December 31, 2016 onwards.

4.3 Equity Compensation.

(a). Service Warrants: Upon the full execution of this Agreement, the Company will issue to VestCo, warrants to purchase up to a total of one million, eight hundred thousand (1,800,000) shares of restricted common stock of the Company at an exercise price of Twenty Cents ($0.20) per share (“Warrants”), with 600,000 vesting annually over a period of three (3) years and having a three (3) year exercise term from issuance.

(b). Financing Warrants: Upon the full execution of this Agreement, the Company will issue to VestCo additional warrants to purchase up to One Million (1,000,000) shares of restricted common stock of the Company at an exercise price of Twenty Cents ($0.20) per share, which shall only vest at the time that third party financing/investment into the Company reaches a cumulative total of $60,000,000, from sources identified by VestCo; such warrants shall have a three (3) year exercise term from issuance.

(c). Earn-In warrants: VestCo will be entitled to receive up to Two Million (2,000,000) additional warrants with a three (3) year term from issuance, at a purchase price equal to the market price of the Common Stock at time of each issuance, based on the successful acquisition by the Company, of productive Solar projects over and above those built by the Company. Four Hundred Thousand (400,000) warrants shall be issued for every 50 Mw acquired.

4.4 Tax Elections. VestCo acknowledges that the Company shall not be responsible for providing any legal or tax advice to VestCo in connection with the consulting fee payable this Agreement. The Company shall bear no liability or responsibility for any penalties that VestCo may owe to the Internal Revenue Service.

4.5 Performance and Fee Review. The Board of Directors will review VestCo's performance on an annual basis. Adjustments to consulting fee or other compensation, if any, will be made by the Board of Directors in its sole and absolute discretion, at that time.

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5. BUSINESS EXPENSES.

Executive acknowledges that he owes the Company a fiduciary obligation to minimize, to the extent practicable, expenses incurred in the course and scope of performing his duties under this Agreement. VestCo will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company's policies to be provided to VestCo. Business expenses will be submitted and reimbursed monthly.

6. TERMINATION

6.1 Termination for Cause by Company. Company may terminate this Agreement at any time for Cause. For purposes of this Agreement, "Cause" is defined as: (a) Consultant's breach of fiduciary duty to the Company or its Board of Directors; (b) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Consultant with respect to Consultant's obligations or otherwise relating to the business of Company; (c) Consultant's material breach of this Agreement; (d) Consultant's conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; and (e) Consultant's willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors. In the event this Agreement is terminated in accordance with this subsection 6.1, Consultant shall be entitled to receive only the consultant fee then in effect, prorated to the date of termination. All other Company obligations to Consultant pursuant to this Agreement will become automatically terminated and completely extinguished. Consultant will not be entitled to receive the Payment described in subsection 6.2 below.

6.2 Termination by Company. Company may terminate this Agreement without Cause at any time by giving at least ninety (90) days' advance written notice to VestCo. In the event of such termination, VestCo will receive all outstanding base fees earned to the date of termination, including any Additional Compensation amounts payable, and, if the Agreement is terminated within the first twelve months, a termination payment equal to six (6) months of the monthly fee then in effect on date of termination, and if the Agreement is terminated after the first annual anniversary, a termination payment equal to one (1) month’s monthly fee then in effect on date of termination (collectively defined as “Termination Payment”). The Termination Payment will be payable in two (2) equal monthly payments with the first payment paid on Termination and the remainder the following month thereafter, provided that VestCo: (a) complies with all surviving provisions of this Agreement as specified in subsection 14.8 below; (b) executes a full general release, releasing all claims, known or unknown, that VestCo may have against Company arising out of or in any way related to VestCo's services or termination of this Agreement with Company. All other Company obligations to VestCo will be automatically terminated and completely extinguished. The Company may also direct VestCo to cease all work on behalf of the Company immediately if it decides to terminate this Agreement under this provision.

6.3 Termination by VestCo for Good Reason. VestCo may terminate this Agreement for Good Reason, at any time, by giving at least ninety (90) days' advance written notice to Company. In the event of VestCo's termination of Agreement for Good Reason, VestCo will be entitled to receive the consulting fee then in effect, prorated to the date of termination, and the Termination Payment described in subsection 6.2 above, provided VestCo complies with all of the conditions in subsection 6.2 above. All other Company obligations to VestCo pursuant to this Agreement will become automatically terminated and completely extinguished. VestCo will be deemed to have resigned for Good Reason in the following circumstances: (a) Company's material breach of this Agreement; (b) VestCo's position and/or duties are so materially modified that VestCo's duties are no longer consistent with the VestCo performing as Executive; (c) VestCo no longer reports to the Chairman and CEO; VestCo’s current seat on the Board of Directors is eliminated.

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6.4 Voluntary Resignation by VestCo Without Good Reason. VestCo may terminate this Agreement without Good Reason by giving at least ninety (90) days' advance written notice, In the event of VestCo's termination of this Agreement without Good Reason, VestCo will be entitled to receive only the outstanding base fees in effect at that time, for the notice period and no other amount for the remaining months of the subsequent one year renewal period, if any. VestCo will also be entitled to receive any earned to date along with any accrued bonus already earned All other Company obligations to VestCo pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, VestCo will not be entitled to receive the Termination Payment described in subsection 6.2 above.

7. NO CONFLICT OF INTEREST.

During the term of VestCo's retention with Company, VestCo must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in anyway, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of VestCo's retention with Company, as may be determined by the Board of Directors in its sole discretion. If the Board of Directors believes such a conflict exists during the term of this Agreement, the Board of Directors may ask VestCo to choose to discontinue the other work or terminate this Agreement. In addition, VestCo agrees not to refer any client or potential client of Company to competitors of Company, without obtaining Company's prior written consent, during the term of VestCo's retention.

8. CONFIDENTIALITY AND PROPRIETARY INFORMATION. In the course of performing consulting services, the parties recognize that the VestCo may come in contact or become familiar with Company trade secrets or proprietary information which the Company or its subsidiaries or affiliates may consider confidential. VestCo agrees that it shall not disclose such trade secrets or proprietary information not in the public domain learned as a result of this Agreement unless and until such trade secrets or proprietary information becomes generally known or is in the public domain.

9. NONSOLICITATION. VestCo understands and agrees that Company's employees and customers and any information regarding Company employees and/or customers is confidential and constitutes its trade secrets under Nevada law. VestCo agrees to use his best efforts to protect against the intentional or inadvertent disclosure of such trade secrets to the Company's competitors, customers or vendors, or to the general public.

9.1 Nonsolicitation of Customers or Prospects. VestCo agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, VestCo will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company's relationship with any of its customers or customer prospects (excluding customers with which VestCo had a prior active business relationship) by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company.

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9.2 Nonsolicitation of Company's Employees. VestCo agrees that during the term of this Agreement and for a period of two (2) years after the termination of this Agreement, VestCo will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company's business by soliciting, encouraging or recruiting any of Company's employees or causing others to solicit or encourage any of Company's employees to discontinue their employment with Company.

10. INDEPENDENT CONTRACTOR RELATIONSHIP. VestCo’s relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, venture or employment relationship. VestCo is solely responsible for filing on a timely basis all tax returns and payments required to be made with any federal, state, or local tax authority with regard to the performance of services and receipt of fees under this Agreement. VestCo is solely responsible for, and must maintain adequate records of expenses incurred and fees received in the course of performing services under this Agreement. The Company will report all amounts paid to VestCo to applicable federal, state, and local tax agencies, among others, as required by law, including, but not limited to the Internal Revenue Service.

11. INDEMNIFICATION. The Company has affirmatively advised VestCo that it has no interest in knowing or using any trade secrets or other confidential information that VestCo may have from any prior employment or consulting engagement. VestCo has confirmed to the Company and its Board of Directors that he will not use or disclose any trade secrets or other confidential information in the performance of his duties under this Agreement. VestCo agrees to make full and prompt disclosure of all information necessary to respond to a claim by any third party that he has improperly used or disclosed trade secrets or other confidential information so that the Company can appropriately respond to any such claim. VestCo further agrees and covenants to indemnify for all damages or consequential loss to the Company if it is later determined that he has made improper use or disclosure of the trade secrets or other confidential information of one or more third parties. In the event VestCo is named as a party in a legal action by any third party, or present or former employee of Company, for any act or omission falling within the scope of VestCo’s services as defined herein not to include criminal activities, Company shall, to the extent permitted by law, advance to VestCo expenses, including reasonable attorneys' fees actually and reasonably incurred by him (or at the Company's option, provide such legal services to him) and shall also indemnify him against any liability he may incur, to the extent permitted by law.

12. AGREEMENT TO ARBITRATE. To the fullest extent permitted by law, VestCo and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, and any disputes upon termination of this Agreement, including but not limited to breach of contract, tort, discrimination, harassment, and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to "Company" include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent VestCo's claims arise out of or relate to their actions on behalf of Company.

13. INJUNCTIVE RELIEF. The parties acknowledges that a breach of the covenants contained in sections 8-11 (collectively "Covenants") would cause irreparable injury to the non-breaching party and agree that in the event of any such breach, the non-breaching party shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

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14. GENERAL PROVISIONS.

14.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. VestCo shall not be entitled to assign any of VestCo's rights or obligations under this Agreement.

14.2 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

14.3 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

14.4 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Florida. Each party consents to the jurisdiction and venue of the state or federal courts in Florida, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

14.5 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c ) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

14.6 Survival. The rights and obligations contained in Sections 7 ("No Conflict of Interest"), 8 ("Confidentiality and Proprietary Rights"), 9 ("Nonsolicitation"), 12 ("Agreement to Arbitrate"), 14 ("General Provisions") and 15 ("Entire Agreement") of this Agreement shall survive any termination of expiration of the Agreement.

15. WAIVER. Failure to invoke any right, condition, or covenant in this Agreement by the Company shall not be deemed to imply or constitute a waiver of any rights, condition, or covenant and VestCo may not rely on such failure.

16. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all contemporaneous oral or written agreements concerning such subject matter terms This Agreement may be amended or modified only with the written consent of VestCo and the Board of Directors of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

*** Signature Page to Follow***

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THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW:

COMPANY:		VESTCO:
Power Clouds, Inc.		VestCo Corp.

By:	/s/ Roberto Forlani	By:	/s/ Vincent Browne
Name:	Roberto Forlani	Name:	Vincent Browne
Title:	Chief Executive Officer	Title:	President
Date:	July 24, 2015	Date:	July 24, 2015

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EXHIBIT A

Executive’s duties include, but shall not be limited to, the following:

Specific Responsibility areas: PWCL

•	Financial Control:

o	Budgets and internal reporting controls - All subsidiaries in all countries
o	Banking relationships
o	Cash flow and treasury management

■	This means I approve payments before they are made (above agreed limits) for all activities so we know where we are in cash terms

o	Audit and Auditor management
o	SEC Reports
o	Investor & Shareholder reports
o	Balance sheet performance
o	Responsible for optimal capital structure

•	Legal & Regulatory

o	Company secretarial (ensuring all filings are accurate and up-to-date)
o	Involved with and approve contracts for vendors, plants, EPC, grid connections etc.
o	Help negotiate vendor contracts
o	Manage legal resources – Tali and others
o	SEC Reports
o	NASDAQ reports (both)

•	Investor Relations

o	Main contact for investor community
o	Investor roadshow management and attendance
o	Stock trading and performance
o	Negotiation of new investment
o	Quarterly investor meetings and reports
o	Business plan update and presentation

•	Mergers and Acquisitions:

o	Seek out, negotiate and find funding for additional businesses (or existing plants etc) that will add to the Company operations.

World Media & Technology Corp.:

•	Preparation of financials and financial statements for WRMT’s SEC Filings
•	Investor relations as required.

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